Exhibit 99.1

Published on Protective Life Financial Information (http://investor.protective.com) on 1/19/18 7:30 am EST

Protective Enters Agreement to Reinsure Liberty Life and Annuity Business

Release Date:

Friday, January 19, 2018 7:30 am EST

Terms:

Corporate News

Dateline City:

BIRMINGHAM, Ala.

BIRMINGHAM, Ala.—(BUSINESS WIRE)—Protective Life Corporation (“Protective”), a wholly owned U.S. subsidiary of Dai-ichi Life Holdings, Inc. (TSE:8750, “Dai-ichi”), announced that it has reached an agreement with Lincoln Financial Group (“Lincoln”) under which its principal subsidiary, Protective Life Insurance Company (“Protective Life”), and Protective Life & Annuity Insurance Company, will acquire via reinsurance substantially all of the individual life and annuity business of Liberty Life Assurance Company of Boston (“Liberty Life”). The reinsurance transaction will close in conjunction with Lincoln’s acquisition of Liberty Life from affiliates of Liberty Group, Inc.

The transaction represents a capital investment by Protective of approximately $1.17 billion.

Richard J. Bielen, Protective’s President and Chief Executive Officer, said, “We are excited to announce this transaction, the largest acquisition in Protective’s history. This block of life and annuity business is an ideal addition to our acquisition segment. Together, Lincoln and Protective bring a broad spectrum of strength and capabilities to this transaction, including long-term financial stability and most importantly, a shared focus on providing value to our customers.”

The life and annuity segments are a cornerstone of Protective’s business. The addition of the Liberty Life individual life and annuity business provides Protective the opportunity for growth and expansion through these segments in the future.

When closed, this acquisition will be the third transaction completed since Protective joined Dai-ichi in 2015. Dai-ichi considers Protective to be the Group’s growth platform in North America, and continues to aim for further expansion within the region, through both acquisitions and organic growth in Protective’s retail sales.

Willkie Farr & Gallagher LLP is acting as legal adviser to Protective.

The closing is expected to occur in second quarter 2018, subject to the receipt of regulatory approvals and satisfaction of customary closing conditions.

ABOUT PROTECTIVE

Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the U.S. The flagship subsidiary, Protective Life Insurance Company, was founded in 1907. Protective’s home office is located in Birmingham, Alabama. As of December 31, 2016 the Company had assets of approximately $75.0 billion. Protective Life Corporation is a wholly owned subsidiary of Dai-ichi Life Holdings, Inc. (TSE:8750, “Dai-ichi”)

For more information on Protective, please visit www.Protective.com.

Language:

English

Contact:

Protective Life Corporation

Brittnie Bordonaro, 205-268-8611

Corporate Communications

Source URL: http://investor.protective.com/press-release/corporate-news/protective-enters-agreement-reinsure-liberty-life-and-annuity-business